Exhibit 99.1

October 17, 2007
For Immediate Release

WaMu Reports Third Quarter Earnings Per Share of $0.23
Declares Cash Dividend of 56 Cents

SEATTLE – WaMu (NYSE: WM) announced today third quarter 2007 net income of $210 million, or $0.23 per diluted share, compared with net income of $748 million, or $0.77 per diluted share, in the third quarter of 2006. The company attributed the decline to a weaker housing market and disruptions in the capital markets.

“We’re disappointed with our third quarter results but they reflect the increasingly difficult market conditions that are challenging the banking industry,” said WaMu Chairman and Chief Executive Officer Kerry Killinger. “Despite these challenges, our Retail Banking, Card Services and Commercial businesses delivered good operating performance during the quarter, and we continued to adapt our Home Loans business to meet market conditions.” Killinger added that the company remains focused on executing its long-term growth plans.

The company also announced its Board of Directors declared a quarterly cash dividend on the company’s common stock of 56 cents per share.

THIRD QUARTER FINANCIAL SUMMARY AND HIGHLIGHTS

Selected Financial Information
	Three Months Ended
(in millions, except per share data)	September 30, 2007	June 30, 2007	September 30, 2006
Income Statement
Net interest income	$2,014	$2,034	$1,947
Provision for loan and lease losses	967	372	166
Noninterest income	1,379	1,758	1,570
Noninterest expense	2,153	2,138	2,184
Net income	210	830	748

Diluted earnings per common share	$0.23	$0.92	$0.77

Balance Sheet
Total assets, end of period	$330,110	$312,219	$348,877
Average total assets	320,475	316,004	349,542
Average interest-earning assets	283,263	279,836	312,827
Average total deposits	198,649	206,765	208,912

Performance Ratios
Return on average common equity	3.45%	13.74%	11.47%
Net interest margin	2.86	2.90	2.53
Efficiency ratio	63.42	56.38	62.09
Nonperforming assets/total assets	1.65	1.29	0.69
Tangible equity/total tangible assets	5.61	6.07	5.86

•
Net interest margin of 2.86 percent reflects change in funding mix. The 4 basis point decline in the net interest margin from the second quarter was driven by an increase in the level of interest-earning assets funded by higher-cost wholesale borrowings. The increase in the margin from 2.53 percent in the third quarter of last year was primarily due to the upward repricing of the loan portfolio, which reflected the $17.5 billion sale of lower yielding, medium-term adjustable-rate home loans in the first quarter of 2007.

•
Increase in provision reflects further weakness in the housing market. The quarter’s provision increased to $967 million from $372 million in the prior quarter in response to higher delinquencies and impacts from recent house price trends, as well as the $22.1 billion, or 10 percent, growth in the company’s loan portfolio during the quarter. The increase in the non-card portion of the provision to $644 million from $143 million in the second quarter was driven by further weakening in the housing market, primarily as it affects subprime and home equity loans.

The company also increased the provision for loan losses for credit cards to $323 million from $229 million in the second quarter reflecting a higher level of delinquencies and a lower level of anticipated recoveries.

•
Depositor and other retail banking fees continue to grow at double-digit pace. During the third quarter, the company added 310,000 net new checking accounts for year-to-date growth of over 1.0 million net new accounts, achieving in nine months its stated goal of adding more than one million net new checking accounts in 2007. The growth in WaMu Free CheckingTM helped drive, along with higher transaction fees, an increase in depositor and other retail banking fees of 13 percent from last year’s third quarter.

•	Noninterest income reflects capital markets disruption. Noninterest income during the third quarter was impacted by the following:
o	Downward adjustments of $147 million related to $17 billion in home, multi-family and other commercial real estate loans that were transferred from held for sale to the company’s investment portfolio;
o
Net losses of $153 million in the company’s trading securities portfolio, including market valuation adjustments on capital markets assets, retained interests on credit cards and other residual interests; and,

o	Impairment losses of $104 million on investment grade mortgage-backed securities designated as available for sale.

Included in other noninterest income for the third quarter were losses, resulting from the decrease in interest rates, on derivatives economically hedging commercial real estate loans held for sale. The decline in total noninterest income was partially offset by strong third quarter results from MSR valuation and risk management.

•
Disciplined expense management continues. The slight increase in third quarter’s noninterest expense to $2.2 billion reflects increasing foreclosure related expenses offset by continuing productivity improvements.

THIRD QUARTER OPERATING SEGMENT RESULTS

Retail Banking Group

Selected Segment Information
	Three Months Ended
(in millions, except accounts and households)	September 30, 2007	June 30, 2007	September 30, 2006
Net interest income	$1,302	$1,283	$1,260
Provision for loan and lease losses	318	91	53
Noninterest income	833	819	738
Noninterest expense	1,155	1,137	1,079
Net income	453	559	555

Average loans	$147,357	$149,716	$180,829
Average retail deposits	144,921	145,252	139,954
Net change in number of retail checking accounts	310,360	406,243	307,433
Net change in retail households	161,000	228,000	256,000

•
Solid operating results with a higher provision. The Retail Bank continued to perform well, which led to an increase in net interest income and a 13 percent year over year increase in depositor fees. The decline in net income was due to the increase in the provision related to both the home loan and home equity portfolios.

•
Number of checking accounts up during the quarter. During the third quarter, the company added 310,000 net new checking accounts for year-to-date growth of over 1.0 million net new accounts, achieving in nine months its stated goal of adding more than one million net new checking accounts in 2007. The growth in WaMu Free CheckingTM also contributed to an increase in the number of retail households, up 2 percent from the end of the prior quarter and up 8 percent from a year earlier.

Card Services Group (managed basis)

Selected Segment Information
	Three Months Ended
(in millions)	September 30, 2007	June 30, 2007	September 30, 2006
Net interest income	$689	$660	$633
Provision for loan and lease losses	611	523	345
Noninterest income	399	393	343
Noninterest expense	320	300	294
Net income	102	141	207

Average managed receivables	$25,718	$24,234	$21,706
Period-end managed receivables	26,227	24,987	22,234
30+ day managed delinquency rate	5.73%	5.11%	5.53%
Managed net credit losses	6.37	6.49	5.68

•
Results reflect strong growth in receivables despite market disruption. Noninterest income was up slightly from the second quarter. The increase in fee income from larger receivables balances was mostly offset by a $65 million downward adjustment to the company’s retained interests resulting from disruption in the capital markets. The increase in net interest income compared with prior periods reflected higher net finance charges from the higher balance of managed receivables. The increase in noninterest expense was driven by higher marketing costs which helped support the quarter’s record account openings.

•
Record new account growth. During the quarter, Card Services opened a record 945,000 new credit card accounts. Marketing to WaMu customers continues to be an important growth opportunity for Card Services and accounted for approximately one third of production. Period-end managed receivables of $26.2 billion were up 5 percent from the second quarter and up 18 percent from the prior year.

•
Credit quality reflects higher level of delinquencies. Net credit losses of 6.37 percent were down slightly from the second quarter as the third quarter’s substantial growth in managed receivables more than offset an increase in losses. At 5.73 percent of period-end managed receivables, the 30+ day managed delinquency rate was up from the prior quarter, due in part to seasonal trends. The quarter’s strong growth in period-end managed receivables, higher level of delinquencies, and a lower level of anticipated recoveries led to the increase in the quarter’s provision.

Commercial Group

Selected Segment Information
	Three Months Ended
(in millions)	September 30, 2007	June 30, 2007	September 30, 2006
Net interest income	$193	$195	$159
Provision for loan and lease losses	12	2	(2)
Noninterest income	(34)	62	25
Noninterest expense	67	74	60
Net income	54	113	78

Loan volume	$4,054	$4,348	$3,104
Average loans	38,333	38,789	32,414

•
Decline in net income reflects capital markets pressure. Net income of $54 million was down from the prior quarter due to the decline in noninterest income and increase to the provision for loan losses. The $34 million loss in noninterest income was primarily due to a $21 million loss on sale of loans, net of hedging, compared with net gains in the second quarter of $63 million due to favorable hedging results. The increase in the provision was primarily due to the transfer of $2 billion of loans out of held for sale and into portfolio.

•
Loan volume remains strong. Loan volume of $4.1 billion remained strong, down slightly from the record level in the second quarter as the company increased pricing in response to market conditions. The quarter’s lower level of loan production contributed to the decline in noninterest expense from the second quarter.

Home Loans Group

Selected Segment Information
	Three Months Ended
(in millions)	September 30, 2007	June 30, 2007	September 30, 2006
Net interest income	$183	$215	$276
Provision for loan and lease losses	323	101	84
Noninterest income	184	391	314
Noninterest expense	554	548	528
Net income (loss)	(348)	(37)	(23)

Loan volume	$26,434	$35,857	$41,241
Average loans	43,737	43,312	45,407

•	Housing weakness and capital markets disruption challenge Home Loans’ profitability. The decline in net income was driven by lower noninterest income and higher credit costs.
o
The company’s gain on sale of home mortgage loans decreased from a gain of $192 million in the second quarter to a loss of $222 million. During the quarter, the company recorded a $139 million downward adjustment on the $15 billion of loans transferred from held for sale into the segment’s portfolio.

o
In addition, the company recorded a decrease in the value of its subprime residuals by $43 million to a balance of $37 million at the end of the quarter and recorded a loss of $62 million on trading securities associated with the company’s capital markets activities as the position was marked down due to widening credit spreads and the market’s reduced liquidity.

o
Partially offsetting these items were strong results from MSR valuation and risk management of $222 million for the third quarter compared with a loss of $21 million in the prior quarter, reflecting the disruption in the capital markets and a slowdown in expected prepayments related to a weaker housing market, tighter underwriting standards across the industry, and higher nonconforming mortgage rates.

o
The provision for loan losses increased to $323 million in the third quarter from $101 million in the prior quarter; the increase reflects rising delinquencies, home price trends, and the impact of nonconforming loans moved or added to the loan portfolio. The company retained most prime nonconforming loans in this segment rather than selling them.

•
Drop in home loan volume reflects slowdown in housing and further credit tightening. Prime home loan volume was down 22 percent from the second quarter as refinance activity fell during the third quarter. Subprime mortgage production for the third quarter of only $483 million was down 80 percent from $2.4 billion in the prior quarter and down 95 percent from $9.4 billion a year ago.

COMPANY UPDATES

•
On Oct. 16, Washington Mutual Bank consented to the issuance of an order by the Office of Thrift Supervision requiring the Bank to comply with the Bank Secrecy Act and to strengthen and improve its programs and controls for compliance with the Act and related laws and regulations. The order does not impose any fines or restrictions on the Bank's business activities or growth initiatives.

•
On Oct. 16, WaMu’s Board of Directors declared a cash dividend of 56 cents per share on the company’s common stock. Dividends on the common stock are payable on Nov. 15, 2007 to shareholders of record as of Oct. 31, 2007. In addition to declaring a dividend on the company’s common stock, the company will pay a dividend of $0.4041 per depository share of Series K Preferred Stock to be payable on Dec. 17, 2007 to holders of record on Dec. 3, 2007.

•
On Oct. 1, WaMu implemented industry leading standards for mortgage brokers. The new program includes enhanced disclosure and a direct call program to every borrower who is represented by a broker prior to closing to review the key loan terms.

•
On Sept. 24, John P. McMurray joined WaMu to serve as the company’s Chief Credit Officer.  He reports to Ron Cathcart, Chief Enterprise Risk Officer. McMurray, a mortgage industry veteran, most recently was Senior Managing Director and Chief Risk Officer at Countrywide Financial Corporation.

•
On Nov. 7, WaMu will hold its 2007 Investor Day for analysts and institutional investors. The event, scheduled to begin at 8:00 a.m. and conclude by 12:30 p.m. ET, will be held in New York at the Sheraton New York Hotel and Tower.

ABOUT WAMU

WaMu, through its subsidiaries, is one of the nation’s leading consumer and small business banks. At Sept. 30, 2007, WaMu and its subsidiaries had assets of $330.1 billion. The company has a history dating back to 1889 and its subsidiary banks currently operate approximately 2,700 consumer and small business banking stores throughout the nation. WaMu’s press releases are available at http://newsroom.wamu.com.

WEBCAST INFORMATION

A conference call to discuss the company’s financial results will be held on Wednesday, Oct. 17, 2007, at 5:00 p.m. ET and will be hosted by Kerry Killinger, chairman and chief executive officer and Tom Casey, executive vice president and chief financial officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 888-889-1955. Participants calling from outside the United States may dial 210-234-0002. The passcode “WaMu” is required to access the call. Via the Internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A transcript of the prepared remarks will be available on the company’s web site prior to the call and archived for at least 30 days. A recording of the conference call will be available from 7:00 p.m. ET on Wednesday, Oct. 17, 2007, through 11:59 p.m. ET on Friday, Oct. 26, 2007. The recorded message will be available at 800-584-7315. Callers from outside the United States may dial 203-369-3816.

CAUTIONARY STATEMENTS

This document contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. When used in this presentation, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading “Factors That May Affect Future Results” in Washington Mutual’s 2006 Annual Report on Form 10-K and “Cautionary Statements” in our Forms 10-Q for the quarters ended March 31, 2007 and June 30, 2007 which include:

•	Volatile interest rates and their impact on the mortgage banking business;
•	Credit risk;
•	Operational risk;
•	Risks related to credit card operations;
•	Changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders;
•	Competition from banking and nonbanking companies;
•	General business, economic and market conditions;
•	Reputational risk; and
•	Liquidity risk.

There are other factors not described in our 2006 Form 10-K and Forms 10-Q for the quarters ended March 31, 2007 and June 30, 2007 which are beyond the Company’s ability to anticipate or control that could cause results to differ.

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Media Contact	Investor Relations Contact
Libby Hutchinson	Alan Magleby
206-500-2770	206-500-4148 (Seattle)
libby.hutchinson@wamu.net	212-702-6955 (New York)
alan.magleby@wamu.net